SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 9, 2004

ANTARES PHARMA, INC.

(Exact Name of Registrant as Specified in Charter)

Minnesota	0-20945	41-1350192
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

707 Eagleview Boulevard, Suite 414, Exton, PA	19341
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 458-6200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

THE FOLLOWING IS A SUMMARY OF THE DOCUMENTS DISCUSSED BELOW AND IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF SUCH DOCUMENTS OR THE TRANSACTIONS WHICH ARE THE SUBJECT OF SUCH DOCUMENTS. REFERENCE IS MADE TO THE COPIES OF SUCH DOCUMENTS ATTACHED HERETO AS EXHIBITS FOR A COMPLETE DESCRIPTION OF THE TERMS AND CONDITIONS OF SUCH DOCUMENTS.

Item 5. Other Events and Required FD Disclosure

On March 9, 2004, Antares Pharma, Inc. (the “Company”) completed a third and final closing of a private placement of its common stock and warrants to several investors. In this third closing, the Company sold an additional 480,050 shares of its common stock, par value $.01 per share, for an aggregate purchase price of $480,050. The Company also issued to the investors five-year warrants (the “Warrants”) to purchase an aggregate of 160,014 shares of the Company’s common stock at an exercise price of $1.25 per share. In the three closings, the Company sold an aggregate of 15,120,000 shares of common stock, issued warrants to purchase an aggregate of 5,039,994 shares of common stock and received total aggregate proceeds of $15,120,000. The Company granted the investors customary demand and piggyback registration rights with respect to the shares of its common stock issued and that are issuable upon exercise of the Warrants.

SCO Securities LLC acted as placement agent for the transaction. Pursuant to the Company’s agreement with SCO, the Company paid to SCO an aggregate amount of $38,404 (consisting of cash compensation of 7% of the aggregate amount received by the Company and expense reimbursement of 1%). The Company also issued to SCO a warrant to purchase an aggregate of 48,005 shares of the Company’s common stock at an exercise price of $1.00 (the “Agent’s Warrants”). In connection with the first two closings, the Company had previously paid SCO (and National Securities Corporation) cash compensation of $1,171,196 and issued warrants to purchase 1,463,995 shares of common stock Other than the difference in exercise price, the Agent’s Warrants and the Warrants are identical in form.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits.

10.62	*	Form of Purchase Agreement, dated March 9, 2004, by and among Antares Pharma, Inc. and the Investors

10.63	*	Form of Registration Rights Agreement, dated March 9, 2004, by and among Antares Pharma, Inc. and the Investors

10.64	*	Form of Warrant, dated March 9, 2004

*	Previously filed with the Company’s Form 8-K, filed on February 10, 2004, and incorporated herein by reference.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 10, 2004	ANTARES PHARMA, INC.

	By	/s/ Lawrence M. Christian
Lawrence M. Christian
Chief Financial Officer

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